Exhibit 99.1

UNIFY COMPLETES ACQUISITION OF AXS-ONE

ROSEVILLE, Calif., – June 30, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management and migration solutions, today announced the completion of its acquisition of AXS-One, a leading provider of integrated content archiving software solutions.

The all-stock transaction, which stockholders of both Unify and AXS-One approved earlier today, is valued at approximately $10 million. AXS-One will become a wholly-owned subsidiary of Unify and is expected to create a more competitive, cost efficient company with a larger customer base, increased maintenance revenues and significant growth potential.

Under the terms of the merger agreement, all AXS-One outstanding common stock, options and warrants to purchase AXS-One common stock were converted into 1 million shares of Unify common stock; and the convertible notes of AXS-One in the aggregate principal amount of approximately $13.1 million were exchanged for approximately 2.1 million shares of Unify common stock.

About Unify
Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and content archiving solutions. Unify’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing a measurable return on investment. AXS-One's award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Unify is headquartered in Roseville, Calif., with offices in Rutherford, NJ., London, Munich, Calgary, Paris, and Sydney. Visit www.unify.com or email info@unify.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client

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concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Unify and AXS-One are trademarks of Unify Corp. All other company and product names are trademarks or registered trademarks of their respective companies.

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